Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2010 Equity Incentive Plan of GenMark Diagnostics, Inc. and subsidiaries (formerly Osmetech plc and subsidiaries) of our report dated March 19, 2010, relating to the consolidated financial statements of Osmetech plc and subsidiaries for the year ended December 31, 2009, appearing in the Annual Report on Form 10-K of GenMark Diagnostics, Inc. for the year ended December 31, 2011.

/s/ Deloitte LLP

St. Albans, United Kingdom

June 20, 2012